Exhibit 99.1

ARCADIUM LITHIUM plc

OMNIBUS INCENTIVE PLAN

(Adopted effective as of January 4, 2024)

Article 1
Purpose

Section 1.01. Purpose. The purpose of the Arcadium Lithium plc Omnibus Incentive Plan (as may be amended from time to time, the “Plan”) is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants of Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (the “Company”), and its Affiliates.

Article 2
Definitions

Section 2.01. General. For purposes of the Plan, the following terms are defined as set forth below:

(a)  “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company, including, without limitation any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(b)  “Award” means an Option, Share Appreciation Right, Restricted Share Unit, Restricted Share, or other award granted under the Plan.

(c)  “Award Cycle” means a period designated by the Committee over which an Award is to be earned.

(d)  “Board” means the Board of Directors of the Company.

(e)  “Cause” means (i) “Cause” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement, or, if it does not define “Cause”: (A) the Participant having been convicted of, or pleading guilty or nolo contendere to, a felony under applicable law; (B) the Willful and continued failure on the part of the Participant to substantially perform his or her duties in any material respect (other than such failure resulting from Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes the Participant has failed to perform his or her duties, and after the Participant has failed to resume substantial performance of his or her duties within thirty (30) days following the Participant’s receipt of such demand; or (C) any act of fraud, embezzlement, theft, misappropriation or misuse by the Participant of the funds or property of the Company or any Affiliate; (D) the Participant’s sexual harassment of any employee or other service provider of the Company or any Affiliate, (E) the breach by the Participant of any fiduciary duty owed to the Company or any Affiliate; (F) Willful and deliberate conduct on the part of the Participant that is materially injurious to the Company or an Affiliate; or (G) prior to a Change in Control, such other events as may be determined by the Committee. The Company’s HR

Department (or, in the case of any Participant then covered by Section 16 of the Exchange Act, the Committee) will, unless otherwise provided in an Individual Agreement with the Participant, determine whether “Cause” exists.

(f)  “Change in Control” has the meaning set forth in Section 12.03.

(g)  “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)  “Committee” means the Compensation Committee of the Board, or such other committee as the Board may designate to administer the Plan.

(i)  “Company” means Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey.

(j)  “Disability” means, unless otherwise provided by the Committee, (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agrecement, or, if such agreement does not define “Disability,” then “Disability” shall be determined in accordance with the Company or any Affiliate’s long-term disability plan applicable to the Participant.

(k)  “Effective Date” means the date on which the Plan is adopted by the Board and approved by the shareholder(s) of the Company.

(l)  “Eligible Individuals” means officers, Employees, Non-Employee Directors and consultants of the Company or any Affiliate.

(m)  “Employee” means any individual, including any officer, employed by the Company or any Affiliate or any prospective employee or officer who has accepted an offer of employment from the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.

(n)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(o)  “Expiration Date” means the date on which an Award becomes unexercisable and/or not payable by reason of lapse of time or otherwise as provided in Section 6.02.

(p)  “Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the closing price for an Ordinary Share on the New York Stock Exchange for the specified date, or, if Ordinary Shares were not traded on the New York Stock Exchange on such date, then on the next preceding date on which the Ordinary Shares were traded, all as reported by such source as the Committee may select.

(q)  “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual

Agreement, or, if it does not define “Good Reason”, the occurrence of any one of the following without the Participant’s consent: (A) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the Participant’s position); (B) a material reduction in the Participant’s base salary (other than in connection with across-the-board reductions affecting all similarly situated service providers); or (C) a relocation of the Participant’s principal worksite more than 50 miles (excluding any requirement for the Participant to work remotely). However, none of the foregoing events or conditions will constitute Good Reason unless the Participant provides the Company with written objection to the event or condition within 30 days following the initial occurrence thereof, the Company or an applicable Affiliate does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Participant resigns his or her employment within 30 days following the expiration of that cure period without cure.

(r)  “Grant Date” means the date designated by the Committee as the date of grant of an Award.

(s)  “Incentive Share Option” means any Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

(t)  “Individual Agreement” means a severance, employment, consulting or similar agreement between a Participant and the Company or an Affiliate.

(u)  “Jersey Companies Law” means the Companies (Jersey) Law 1991, as amended from time to time, and any successor thereto.

(v)  “Non-Employee Director” has the meaning defined in Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

(w)  “Nonqualified Share Option” means any Option that is not an Incentive Share Option.

(x)  “Notice” means the written evidence of an Award granted under the Plan in such form as the Committee will from time to time determine.

(y)  “Option” means an award to purchase a specified number of Ordinary Shares, subject to the satisfaction of applicable vesting conditions, granted under Article 7.

(z)  “Ordinary Shares” means (i) the ordinary shares of the Company, par value $1.00 per share, subject to adjustment as provided in Section 4.02, or (ii) if there is a merger or consolidation and the Company is not the surviving corporation, the capital stock of the surviving corporation given in exchange for such ordinary shares of the Company.

(aa) “Participant” means an Eligible Individual who receives an Award.

(bb) “Performance Goals” means the performance goals established by the Committee in connection with the grant of Options, Share Appreciation Rights, Restricted Share or Restricted Share Units as set forth in the Notice.

(cc) “Plan” means the Arcadium Lithium plc Omnibus Incentive Plan, as set forth herein and as hereafter amended from time to time.

(dd) “Restricted Share” means an award of Ordinary Shares, subject to restrictions on transfer that lapse upon the satisfaction of applicable vesting conditions, granted under Article 9.

(ee) “Restricted Share Units” means an award of units that settle in the form of Ordinary Shares or cash, subject to the satisfaction of applicable vesting conditions, granted under Article 10.

(ff) “Share Appreciation Right” means an award of a right to compensation based on the appreciation in value of a specified number of Ordinary Shares, subject to the satisfaction of applicable vesting conditions, granted under Article 8.

(gg) “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests or a majority of the voting power with respect to the voting securities. Whether employment by or service with a Subsidiary is included within the scope of the Plan shall be determined by the Committee.

(hh) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(ii)  “Termination of Service” means the termination of a Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries; provided, however, that, unless the Committee determines otherwise, in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Non-Employee Director or consultant shall not be deemed a cessation of service that would constitute a Termination of Service; and provided, further, that, unless the Committee determines otherwise, a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A or 457A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A or 457A of the Code). Temporary absences from employment because of illness, vacation or leave of absence approved by the Company or the applicable Subsidiary will not be considered Terminations of Service.

(jj) “Vesting Date” means each date on which any portion of an Award becomes vested, and, if applicable, fully exercisable by and/or payable to the Participant as provided in Section 6.03.

(kk) “Willful” means any action or omission by the Participant that was not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company or any Affiliate. Any act or omission based upon authority given pursuant to a duly adopted resolution of the Board, or, upon the instructions of the Chief Executive Officer or any other senior officer of the Company, or, based upon the advice of counsel for the Company will be conclusively presumed to be taken or omitted by the Participant in good faith and in the best interests of the Company and/or any Affiliates.

Section 2.02. Other Definitions. In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

Article 3
ADMINISTRATION

Section 3.01. Committee Administration. The Committee is the administrator of the Plan. Among other things, the Committee has the authority, subject to the terms of the Plan:

(a)  To select the Eligible Individuals to whom Awards are granted;

(b)  To determine whether and to what extent Awards are granted;

(c)  To determine the amount of each Award;

(d)  To determine the terms and conditions of any Award, including the exercise price, any vesting condition, restriction or limitation regarding any Award and the Ordinary Shares relating thereto, based on such factors as the Committee will determine;

(e)  To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

(f)  To determine under what circumstances an Award may be settled in cash or Ordinary Shares or a combination of cash and Ordinary Shares; and

(g)  To determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Ordinary Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise or sell-to-cover), or any combination thereof, or canceled, forfeited or suspended.

The Committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan, to interpret the terms and provisions of the Plan, any Award, any Notice and any other agreement relating to any Award and to take any action it deems appropriate for the administration of the Plan.

Section 3.02. Committee Action; Delegation. Except to the extent prohibited by applicable law or applicable rules of a stock exchange, the Committee may delegate, in writing, specific of its responsibilities and authority hereunder to the Chief Executive Officer of the Company or Chair of the Board.

Any determination made by the Committee or its delegate with respect to any Award will be made in the sole discretion of the Committee or such delegate. All decisions of the Committee or its delegate are final, conclusive and binding on all persons.

Section 3.03. Board Authority. Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action will control.

Article 4
Shares

Section 4.01. Shares Available For Issuance.

(a)  Subject to adjustments as provided in Section 4.02 and except for Substitute Awards, the maximum number of Ordinary Shares that may be delivered to Participants and their beneficiaries pursuant to Awards will be equal to 64,548,000 (the “Initial Share Pool”); provided that, beginning on the first day of each Company fiscal year following the Effective Date, the total number of Ordinary Shares available for issuance under the Plan will automatically be increased by an amount equal to 4% of the outstanding Ordinary Shares on the last day of the immediately preceding fiscal year. Notwithstanding the foregoing, the Committee may act prior to the first day of each Company fiscal year to provide that there will be no increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of Ordinary Shares than would otherwise occur pursuant to the preceding sentence. Ordinary Shares underlying Substitute Awards and Ordinary Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Ordinary Shares remaining available for grant hereunder.

(b)  All the Ordinary Shares authorized for issuance hereunder will be available for issuance pursuant to any type of Award. Ordinary Shares subject to an Award may be authorized and unissued shares or may be treasury shares.

(c)  No Award will be counted against the Ordinary Shares available for issuance under the Plan if the Award is payable to the Participant only in the form of cash.

Section 4.02. Adjustments. In the event of a stock dividend, stock split (stock subdivision), reverse stock split (stock consolidation), merger, consolidation, separation or other change in capitalization, spin-off, extraordinary dividend or distribution, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), reclassification, recapitalization, partial or complete liquidation of the Company or other similar event or transaction, the Committee shall make such equitable substitutions or adjustments in the number, kind, and price of shares, or the identity of the issuer of shares, reserved for issuance under the Plan or subject to outstanding Awards, and the maximum limitation upon any Awards to be granted to any Participant, as the Committee determines to be necessary or appropriate to fulfill the purposes for which the Plan was adopted and the Awards were granted; provided, however, that no such substitution or adjustment will be made if such substitution or adjustment would give rise to any tax under Section 409A or 457A of the Code; and provided further, that the number of shares subject to any Award will always be a whole number. Any such adjusted price will be used to determine the amount payable in cash or shares, as applicable, by the Company upon the exercise of any Award.

Section 4.03. Share Recycling. The following shall again be made available for issuance under the Plan: (i) Ordinary Shares withheld from an Award to satisfy tax withholding requirements and (ii) any Ordinary Shares tendered or withheld to pay the exercise price of Options. Upon exercise of a Share Appreciation Right that is settled in Ordinary Shares, the net number of shares subject to that Share Appreciation Right shall count against the number of Ordinary Shares remaining available for issuance granted under the Plan. To the extent any Award is forfeited or cancelled without consideration or any Option or Share Appreciation Right granted in the form of Options or Share Appreciation Rights) terminates, expires or lapses without being exercised, the Ordinary Shares subject to such Award will again become available for delivery in connection with new Awards under the Plan.

Section 4.04. Specific Award Limits.

(a)  The maximum number of Ordinary Shares available for issuance with respect to Incentive Share Options shall be equal to the Initial Share Pool.

(b)  The maximum total grant date Fair Market Value of Awards (as measured by the Company for financial accounting purposes) granted to any Participant in his or her capacity as a Non-Employee Director in any single calendar year, together with any cash compensation received by such director in that calendar year, shall not exceed, in the aggregate, $1,000,000 for the first year of service and $750,000 for each year of service thereafter.

Article 5
Eligibility

Awards may be granted under the Plan to Eligible Individuals. Incentive Share Options may be granted only to employees of the Company and its “parent corporation” and “subsidiary corporations” (within the meaning of Sections 424(e) and (f), respectively, of the Code). Holders of options and other types of awards granted by a company or other business that is acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Article 6
Terms and Conditions of Awards

Section 6.01. General. Awards will be in the form and upon the terms and conditions as determined by the Committee, subject to the terms of the Plan. The Committee is authorized to grant Awards independent of, or in addition to, other Awards granted under the Plan. The terms and conditions of each Award may vary from other Awards. Each Award will be evidenced by a Notice, the terms and conditions of which will be consistent with the terms of the Plan and will apply only to such Award.

Section 6.02. Expiration Date. Unless otherwise provided in the applicable Notice, the Expiration Date of an Award will be the earlier of the date that is ten (10) years after the Grant Date or the date of the Participant’s Termination of Service.

Section 6.03. Vesting. Each Award vests and becomes payable, exercisable and/or released of any restriction in whole or in part on one or more Vesting Dates. The Vesting Date(s) of each Award, as determined by the Committee, will be set forth in the applicable Notice.

Article 7
Options

Section 7.01. Options. The Committee is authorized to grant Options, including both Incentive Share Options and Nonqualified Share Options, subject to the terms of the Plan. Each Notice will indicate whether the Option is intended to be an Incentive Share Option or a Nonqualified Share Option, the exercise price, the Expiration Date and the number of Ordinary Shares subject to such Option. To the extent that any Option is not designated as an Incentive Share Option, or, even if so designated does not qualify as an Incentive Share Option on or subsequent to its Grant Date, it will constitute a Nonqualified Share Option. No Incentive Share Option will be granted hereunder on or after the 10th anniversary of the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of Ordinary Shares subject to the Plan, the 10th anniversary of the date of such approval); provided, however, that for the avoidance of doubt, Incentive Share Options granted prior to such 10th anniversary may extend beyond that date.

Section 7.02. Exercise Price. The exercise price per Ordinary Share purchasable under an Option will be determined by the Committee and, except in the case of Substitute Awards, will not be less than the Fair Market Value of an Ordinary Share on the Grant Date.

Section 7.03. Incentive Share Options. The terms of the Plan addressing Incentive Share Options and each Incentive Share Option will be interpreted in a manner consistent with Section 422 of the Code and all valid regulations issued thereunder. Notwithstanding any designation as an Incentive Share Option, to the extent that the aggregate Fair Market Value of Ordinary Shares subject to a Participant’s Incentive Share Options that become exercisable for the first time during any calendar year exceeds $100,000, such Options shall be treated as Nonqualified Share Options with respect to such excess Ordinary Shares. For purposes of the foregoing, Incentive Share Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Ordinary Shares shall be determined as of the date of the grant of such Option. In addition, in the case of an Incentive Share Option granted to a Participant then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation (as defined in Section 424(e) of the Code) thereof, the exercise price per Ordinary Share shall be no less than 110% of the Fair Market Value of an Ordinary Share on the date of grant (or the date such Option is modified, extended or renewed for purposes of Section 424(h) of the Code) and the term of the Incentive Share Option shall be five years from the date of grant or such shorter term as may be provided in the applicable Notice.

Section 7.04. Exercise. Each Option will be exercisable at such time or times and subject to the terms and conditions set forth in the applicable Notice.

(a)  A Participant can exercise the vested portion of an Option, in whole or in part, at any time on or after the applicable Vesting Date and before the Expiration Date by giving written notice of exercise to the Company specifying the number of Ordinary Shares subject to the Option to be purchased. Such notice will be accompanied by payment in full to the Company of the exercise price by certified or bank check or such other cash equivalent instrument as the Company may accept. If approved by the Committee, payment in full or in part may also be made in the form of Ordinary Shares (by delivery of such shares or by attestation) already owned by the Participant, based on the Fair Market Value of the Ordinary Shares on the date the Option is exercised.

(b)  If approved by the Committee, payment of the exercise price in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or broker loan proceeds necessary to pay the exercise price, and, if requested, by the amount of any applicable withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms, provided that, if the employee is an executive officer or director for purposes of Section 402 of the Sarbanes-Oxley Act of 2002, any loans by a broker in connection with an exercise shall be arranged between the broker and the employee, and not by the Company.

(c)  In addition, if approved by the Committee, an Option may be exercised by a “net cashless exercise” procedure whereby all or any portion of the exercise price and/or any required tax withholding may be satisfied by a reduction in the number of Ordinary Shares issued upon exercise. In that case, the number of Ordinary Shares issued upon exercise will be equal to: (i) the product of (A) the number of Ordinary Shares as to which the Option is then being exercised on a net cashless basis, and (B) the excess of (1) the Fair Market Value on the date of exercise, over (2) the exercise price and/or any required tax withholding associated with the net cashless exercise (expressed on a per share basis), divided by (ii) the Fair Market Value on the date of exercise. A number of Ordinary Shares equal to the difference between the number of shares as to which the Option is then being exercised and the number of shares actually issued upon such exercise will be deemed to have been retained by the Company in satisfaction of the exercise price and/or any required tax withholding.

Section 7.05. Automatic Exercise. Immediately before the time at which any Option is scheduled to expire in accordance with the terms and conditions of the Plan and the applicable Notice, such Option shall be deemed automatically exercised, if such Option satisfies the following conditions:

(a)  Such Option is covered by a then current registration statement or a Notification under Regulation A under the 1933 Act; and

(b)  the last reported sale price of an Ordinary Share on the principal exchange on which the Ordinary Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading day, exceeds the exercise price per Ordinary Share by such amount as may be determined by the Committee or its delegate from time to time. Absent a contrary determination, such excess per Ordinary Share shall be $0.01.

(c)  An Option subject to this Section 7.05 shall be exercised via cashless exercise (as described in Section 7.04(c)), such that following the date of exercise and subject to the other terms and conditions of the Plan, the Company shall deliver to the Participant Ordinary Shares having a value, at the time of exercise, equal to the excess of (i) the Fair Market Value of such shares over (ii) the sum of (A) the aggregate exercise price for such shares, plus (B) the applicable tax withholding for such exercise; provided that, if such cashless exercise would not result in the issuance of a whole number of shares, the Company shall pay cash in lieu of any fractional share.

Section 7.06. Settlement. As soon as practicable after the exercise of an Option: (a) if the shares purchased are represented by certificates, the Company will deliver to or on behalf of the Participant certificates of Ordinary Shares for the number of shares purchased; or (b) if not represented by certificates, the shares purchased shall be registered by means of book entry. No Ordinary Shares will be issued until full payment therefor has been made. A Participant will have all of the rights of a stockholder of the Company holding Ordinary Shares, including the right to vote the shares and the right to receive dividends, when the Participant has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 16.01(a). The Committee may give Participants dividend equivalent rights.

Section 7.07. Cashing Out. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the Ordinary Shares for which an Option is being exercised by paying the Participant an amount, in cash or Ordinary Shares, equal to the excess of the Fair Market Value of the Ordinary Shares over the exercise price times the number of Ordinary Shares for which the Option is being exercised on the effective date of such cash-out.

Article 8
Share Appreciation Rights

Section 8.01. Share Appreciation Rights. The Committee is authorized to grant Share Appreciation Rights, subject to the terms of the Plan. Notices of Share Appreciation Rights will indicate the price, the term, the method of exercise and the form of payment. The Committee may also grant dividend equivalent rights in association with any Share Appreciation Right. Except in the case of Substitute Awards, a Share Appreciation Right exercise price per Ordinary Share may never be less than the Fair Market Value of an Ordinary Share on the Grant Date of such Share Appreciation Right.

Section 8.02. Exercise. A Participant can exercise Share Appreciation Rights before the Expiration Date by giving written notice of exercise to the Company specifying the number of vested Share Appreciation Rights to be exercised.

Section 8.03. Settlement. As soon as practicable after the exercise of a Share Appreciation Right, a Participant will be entitled to receive an amount in cash, Ordinary Shares or a combination of cash and Ordinary Shares, as determined by the Committee, in value equal to the excess of the Fair Market Value on the date of exercise of one Ordinary Share over the Share Appreciation Right exercise price per share, multiplied by the number of shares in respect of which the Share Appreciation Right is being exercised.

Article 9
Restricted Shares

Section 9.01. Restricted Shares. The Committee is authorized to grant Restricted Shares, subject to the terms of the Plan. Restricted Shares may be evidenced in such manner as the Committee deems appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Restricted Shares will be registered in the name of such Participant and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the Award of Restricted Shares, substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO TERMS AND CONDITIONS, INCLUDING, BUT NOT LIMITED TO, FORFEITURE OF THE ARCADIUM LITHIUM PLC OMNIBUS INCENTIVE PLAN AND A RESTRICTED SHARE NOTICE. COPIES OF SUCH PLAN AND NOTICE ARE ON FILE AT THE OFFICES OF ARCADIUM LITHIUM PLC.

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon have lapsed and that, as a condition of any Award of Restricted Shares, the Participant will have delivered a stock power, endorsed in blank, relating to the Ordinary Shares covered by such Award. The Notice or certificates will indicate any applicable Performance Goals. Unless otherwise provided in a Notice, in order to be eligible to vest in an Award of Restricted Shares, a Participant must be an Eligible Individual through each Vesting Date applicable to the Restricted Shares.

Section 9.02. Participant Rights. Subject to the terms of the Plan and the Notice or certificate of Restricted Shares, the Participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber any Restricted Share until the Vesting Date thereof. Notwithstanding the foregoing, if approved by the Committee, a Participant may pledge Restricted Shares as security for a loan to obtain funds to pay the exercise price for an Option. Except as provided in the Plan and the Notice or certificate of the Restricted Shares, the Participant will have, with respect to the Restricted Shares, all of the rights of a stockholder of the Company holding Ordinary Shares, including the right to vote the shares and to receive dividends with respect to the shares; provided that, in the discretion of the Committee, cash or property payable as a dividend on Restricted Shares may be subjected to the same vesting conditions as the Restricted Shares giving rise to the payment or may be converted into a number of additional Restricted Shares (again, having the same vesting conditions as the Restricted Shares giving rise to the payment) determined by dividing the amount of the cash or the fair market value of the property otherwise distributable (as determined by the Committee) by the Fair Market Value on the dividend payment date.

Section 9.03. Settlement. As soon as practicable after the Vesting Date for any Restricted Share; (a) if the share is represented by a legended certificate, that legended certificate will be exchanged for a new certificate that does not contain the legend described above in Section 9.01 and the new certificate will be delivered to the Participant, or (b) if the share is registered by means of book entry, the Company will direct its transfer agent to remove the stop-transfer order associated with the satisfied vesting condition(s).

Article 10
Restricted Share Units

Section 10.01. Restricted Share Units. The Committee is authorized to grant Restricted Share Units, subject to the terms of the Plan. Each Restricted Share Unit will represent the right to receive one Ordinary Share (or cash equal to the Fair Market Value thereof) on or after the date such Restricted Share Unit becomes vested. Notices of Restricted Share Units will indicate the applicable vesting criteria (including, as applicable, the Vesting Date(s) and/or Performance Goals), the time and form of payment, whether the Award includes dividend equivalent rights and such other terms and conditions as the Committee may specify. Unless otherwise provided in a Notice, in order to be eligible to vest in an Award of Restricted Share Units, a Participant must be an Eligible Individual through each Vesting Date applicable to the Restricted Share Units.

Section 10.02. Settlement. Payment in respect of a Restricted Share Unit will be made in no event later than the 15th day of the third month following the year in which such Restricted Share Unit becomes vested, unless (a) otherwise specified in the applicable Notice or (b) such payment is deferred in accordance with any applicable requirements of Section 409A or 457A of the Code (either under the terms of the Notice or by such other means as the Committee may permit). Unless otherwise specified in the applicable Notice, payment in respect of Restricted Share Units will be made in Ordinary Shares.

Article 11
Other Awards

The Committee is authorized to make, either alone or in conjunction with other Awards, Awards of cash or Ordinary Shares and Awards that are valued in whole or in part by reference to, or are otherwise based upon, Ordinary Shares, including, without limitation, convertible debentures.

Article 12
Change in Control

Section 12.01. No Automatic Acceleration. This Plan does not require automatic acceleration of the vesting of Awards upon a Change in Control. Rather, unless otherwise provided in the applicable Notice, whether and to what extent the vesting of Awards will accelerate in connection with a Change in Control will be determined in the discretion of the Committee. The Committee may also make additional substitutions, adjustments and/or settlements of outstanding Awards in connection with a Change in Control as it deems appropriate and consistent with the Plan’s purposes, subject to any applicable requirements or limitations of Section 409A or 457A of the Code.

Section 12.02. Termination of Options and Share Appreciation Rights. Notwithstanding any other provision of the Plan or any Notice, the Committee may, in its discretion, cause any vested Option and/or Share Appreciation Right not exercised prior to a Change in Control (including any such Award that has become vested on an accelerated basis in connection with such Change in Control) to terminate upon such Change in Control.

Section 12.03. Definition of Change in Control. For purposes of the Plan, a “Change in Control” will mean the happening of any of the following events:

(a)  An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then outstanding ordinary shares of the Company (the “Outstanding Company Ordinary Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with Subsections (i), (ii) and (iii) of Subsection (c) of this Section 12.03;

(b)  A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board will be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 12.03, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board will not be so considered as a member of the Incumbent Board;

(c)  Consummation of a reorganization, merger, amalgamation or consolidation, sale or other disposition of all or substantially all of the assets of the Company, or acquisition by the Company of the assets or stock of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate

Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such entity entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Corporate Transaction; or

(d)  The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e)  Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code, an event shall not constitute a Change in Control unless such event constitutes a “change in control event” pursuant to Treasury Regulation 1.409A-3(i)(5)(v), (vi), or (vii).

Article 13
Clawback Provisions

Section 13.01. Notwithstanding anything in the Plan to the contrary and subject to the Jersey Companies Law, the Committee may, in the event of serious misconduct by a Participant (including, without limitation, any misconduct prejudicial to or in conflict with the Company or any Affiliate, or any Termination of Service for Cause), or any activity of a Participant in competition with the business of the Company or any Affiliate, (a) cancel any outstanding Award granted to such Participant, in whole or in part, whether or not vested or deferred, and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an Award, require such Participant to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Such cancellation or repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Ordinary Shares or cash or a combination thereof (based upon the Fair Market Value on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the Participant if necessary to satisfy the repayment obligation. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Affiliate will be made by the Committee in good faith. Notwithstanding the foregoing, this Section 13.01 will have no application following a Change in Control.

Section 13.02. Without limiting the generality of Section 13.01, all Awards shall additionally be subject to the forfeiture, clawback, disgorgement and other provisions set forth in the Company’s clawback policy, as the same shall be in effect from time to time. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any related listing standards rules promulgated thereunder and any other regulatory regimes. Sections 13.01 and 13.02 shall be applied so as to avoid duplication of recovery (i.e., the recovery of the same incentive compensation more than once under both Sections, from the same Participant).

Article 14
Amendment and Termination

The Committee may amend, alter, or discontinue the Plan, any Notice or any Award, prospectively or retroactively, but no amendment, alteration or discontinuation may impair the rights of a Participant holding any outstanding Award without the Participant’s consent, except such an amendment (x) made to comply with applicable law, stock exchange rules or accounting rules or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Article 13.

No amendment will be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules, or to the extent such amendment increases the number of shares available for delivery under the Plan. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

The Plan will automatically terminate on the 10-year anniversary of the Effective Date. For the avoidance of doubt, no Award shall be granted under the Plan after the earliest to occur of (a) the 10-year anniversary of the Effective Date; (b) the maximum number of Shares available for issuance under the Plan have been issued; or (c) the Committee terminates the Plan in accordance with this Article 14.

Article 15
Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Ordinary Shares or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Article 16
General Plan Provisions

Section 16.01. General Provisions. The Plan will be administered in accordance with the following provisions and any other rule, guideline and practice determined by the Committee:

(a)  Each person purchasing or receiving shares pursuant to an Award may be required to represent to and agree with the Company in writing that he or she is acquiring the shares without a view to the distribution of the shares.

(b)  The certificates for shares issued under an Award may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

(c)  Notwithstanding any other provision of the Plan, any Award, any Notice or any other agreements made pursuant thereto, the Company is not required to issue or deliver any Ordinary Shares prior to fulfillment of all of the following conditions:

(i)  Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, or such other securities exchange as may at the time be the principal market for the Ordinary Shares;

(ii)  Any registration or other qualification of such shares of the Company under any applicable law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee deems necessary or advisable; and

(iii)  Obtaining any other consent, approval, or permit from any applicable governmental agency which the Committee deems necessary or advisable.

(d)  The Company will not issue fractions of shares. Whenever, under the terms of the Plan, the aggregate number of shares required to be issued to a Participant at a particular time includes a fractional share, one additional whole share will be issued to the Participant in lieu of and in satisfaction for that fractional share, unless otherwise provided by the terms of the Plan.

(e)  In the case of a grant of an Award to any Eligible Individual of an Affiliate, the Company may, if the Committee so directs, issue or transfer the Ordinary Shares, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the Ordinary Shares to the Eligible Individual in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Ordinary Shares underlying Awards that are forfeited or canceled revert to the Company.

(f)  No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Section 16.02. Employment or Other Service. The Plan will not constitute a contract of employment or service, and adoption of the Plan will not confer upon any employee or service provider any right to continued employment or service, nor will it interfere in any way with the right of the Company or an Affiliate to terminate at any time the employment of any employee or the membership of any director on a board of directors or any consulting arrangement with any Eligible Individual.

Section 16.03. Tax Withholding Obligations. No later than the date as of which the Company reasonably believes an amount first becomes subject to tax withholding with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any applicable taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, Ordinary Shares may be withheld to satisfy the Company’s tax withholding obligation with respect to Awards settled in Ordinary Shares, at the time such Awards become taxable, up to an amount equal to the maximum statutory tax rates (including the employee’s portion of payroll or similar taxes) prevailing in the jurisdiction(s) applicable to the relevant Participant (determined without regard to whether such maximum rate exceeds the actual taxes that may ultimately be payable by that Participant), to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10, and based on the Fair Market Value of such shares at the time of withholding. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and each Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections for the settlement of withholding obligations with Ordinary Shares.

Section 16.04. Beneficiaries. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised.

Section 16.05. Governing Law. The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the Bailiwick of Jersey, without reference to principles of conflict of laws. Notwithstanding anything herein to the contrary, the Committee may modify the provisions of the Plan to comply with and account for the tax and accounting rules of the applicable local law so as to maintain the benefit intended to be provided to such Participant under the Award.

Section 16.06. Nontransferability. Awards under the Plan are not transferable except by will or by laws of descent and distribution; provided, that this Section shall not restrict the transferability of unrestricted cash or Ordinary Shares that were unrestricted when issued or that by their terms have become unrestricted. All Options and Share Appreciation Rights will be exercisable, subject to the terms of the Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Award is transferred pursuant to this paragraph.

Section 16.07. Severability. Wherever possible, each provision of the Plan and of each Award and of each Notice will be interpreted in such a manner as to be effective and valid under applicable law. If any provision of the Plan, any Award or any Notice is found to be prohibited by or invalid under applicable law, then (a) such provision will be deemed amended to and to have contained from the outset such language as will be necessary to accomplish the objectives of the provision as originally written to the fullest extent permitted by law; and (b) all other provisions of the Plan, such Award or such Notice will remain in full force and effect.

Section 16.08. No Strict Construction. No rule of strict construction will be applied against the Company, the Committee or any other person in the interpretation of the terms of the Plan, any Award, any Notice, any other agreement or any rule or procedure established by the Committee.

Section 16.09. Stockholder Rights. Except as otherwise provided herein, no Participant will have dividend, voting or other stockholder rights by reason of a grant of an Award or a settlement of an Award in cash.

Section 16.10. Express Prohibition of Option or Share Appreciation Right Repricing. Without the approval of the Company’s stockholders, the Committee will not reduce the exercise price of an Option or Share Appreciation Right after the Grant Date or cancel an outstanding Option or Share Appreciation Right and grant a new Option or Share Appreciation Right with a lower exercise price in substitution therefor (other than, in either case, in accordance with the adjustment provisions in Section 4.02). Similarly, without the approval of the Company’s stockholders, the Committee will not agree to make a cash payment in exchange for a Participant’s agreement to cancel an Option or Share Appreciation Right where the exercise price of the applicable Award is greater than the then current Fair Market Value, or otherwise take any other action that is treated as a “repricing” with respect to such Option or Share Appreciation Right under generally accepted accounting principles.

Section 16.11. Data Privacy. In connection with the Plan, the Company or any Affiliate, as applicable, may need to process personal data (as such term, “personal information,” “personally identifiable information,” or any other term of comparable intent is defined under applicable laws or regulations, in each case to the extent applicable) provided by the Participant to, or otherwise obtained by, the Company or any Affiliate, their respective third-party service providers or others acting on the Company’s or an Affiliate’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company or any Affiliate may process such personal data for the performance of the contract with the Participant in connection with the Plan and in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:

(a)  administering and maintaining Participant records;

(b)  providing the services described in the Plan;

(c)  providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

(d)  responding to public authorities, court orders and legal investigations and complying with law, as applicable.

The Company or any Affiliate may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third-party administrators of the Plan, (vi) third-party service providers acting on the Company’s or any Affiliate’s behalf to provide the services described above, (vii) future purchasers or merger partners (as described above) or (viii) regulators and others, as required by law or in order to provide the services described in the Plan.

If necessary, the Company or any Affiliate may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for, and to the extent required, under applicable law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 16.11 may be directed to, the contact set forth in the applicable employee privacy notice or other privacy policy that previously has been made available by the Company or its applicable Affiliate to the Participant (as applicable, and as updated from time to time by the Company or its applicable Affiliate upon notice to the Participant, the “Employee Privacy Notice”). The terms set forth in this Section 16.11 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the Company’s and its Affiliates’ processing activities, and the rights of the Participant, with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 16.11 and the terms of the Employee Privacy Notice, the terms of this Section 16.11 shall govern and control in relation to the processing of such personal data in connection with the Plan.

The Company will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

A Participant has a right to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company and transmit such data to another party, and (v) lodge a complaint with a supervisory authority.

Section 16.12. Sections 409A and 457A of the Code. Awards under the Plan are intended to comply with or be exempt from the requirements of Sections 409A and 457A of the Code, as applicable, and shall be interpreted and construed consistently with such intent. With respect to Awards subject to Section 409A or Section 457A of the Code, the provisions of the Plan and any Notice shall be interpreted in a manner that satisfies the requirements of Section 409A or Section 457A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with the aforementioned intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” at the time of such Participant’s “separation from service” (each, as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Any payment that is deferred compensation subject to Section 409A of the Code that is conditioned upon a Participant’s execution of a release and that is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Notice is not warranted or guaranteed, and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A or Section 457A of the Code.

Section 16.13. Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.